Exhibit 99.1

Contact:
Media Relations: Teruca Rullán 917-679-3596 787-281-5170 Natacha Vale (787) 553-6681 Investor Relations Brett Scheiner 212-417-6721	Press Release

Popular, Inc. Declares a Cash Dividend of $0.15 per Common Share

San Juan, Puerto Rico – December 11, 2015—Popular, Inc. (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.15 per share on its outstanding common stock. The dividend will be payable on January 4, 2016 to shareholders of record at the close of business on December 22, 2015.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, and Florida.

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